Exhibit 99.1

OPTION AGREEMENT

This Option Agreement (hereinafter the “Agreement”) is made and entered into this 24 day of March, 2017 (hereinafter the “Effective Date”) by and among LITHIUM HOLDINGS NEVADA, LLC, a limited liability company organized under the laws of the State of Nevada (hereinafter the “Optionee”), whose sole owner and managing member is URI Neutron Holdings II, Inc., a Delaware corporation, which is wholly owned by URI Neutron Holdings I, Inc., a Delaware corporation, which is wholly owned by URANIUM RESOURCES, INC. (hereinafter “URI”), a Delaware corporation, and ROBERT CRAIG and BARBARA ANNE CRAIG, husband and wife residing in the State of Nevada (hereinafter referred to together as the “Optionor”).  Optionor, Optionee and URI are each sometimes referred to hereinafter as a “party” and collectively they are sometimes referred to hereinafter as the “parties”.

Preliminary Statements

Whereas, pursuant to a written agreement dated August 6, 2016 (hereinafter the “Association Agreement”), Robert Craig and Barbara Anne Craig (the Optionor herein) have formed a mining association in order to locate and own forty-acre association placer mining claims; and

Whereas, Optionor owns seventy-six (76) forty-acre unpatented association placer mining claims, covering approximately 3,040 acres of land within the Columbus Salt Marsh area of Esmeralda County, Nevada as more specifically identified in Exhibit A attached hereto and incorporated herein (hereinafter referred to collectively as the “Craig Claims”); and

Whereas, Optionor desires to provide Optionee with a one-year (from the Effective Date) exclusive option to purchase the Craig Claims from Optionor, and Optionee desires to obtain from Optionor a one-year (from the Effective Date) exclusive option to purchase the Craig Claims from Optionor on the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, in consideration of the Option Payment (as defined in Section 2.c below), the promises, mutual agreements, covenants and representations hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.

Accuracy of Preliminary Statement.  The parties agree that the statements made in the Preliminary Statement of this Agreement are accurate and correctly reflect the parties’ intentions for entering into this Agreement.

2.

Option to Purchase Craig Claims.

a.

Grant of Option.  Optionor hereby grants to Optionee the exclusive, non-revocable option, exercisable by Optionee in its sole discretion, to purchase all of the Craig Claims (hereinafter the “Option”) for the Option Price as defined in

Section 2.c below.  If Optionee exercises the Option, then at the Closing (as defined in Section 2.e below), (i) Optionee shall pay to Optionor the Exercise Price (as defined in Section 2.d below), and (ii) Optionor agrees to enter into such agreements, execute such documents and instruments (including deeds) and take such actions as may be necessary or advisable in order to transfer Optionor’s right, title and interest in the Craig Claims to Optionee, in each case free and clear of any and all liens or other forms of encumbrances, but subject to the royalty to be reserved by Optionor pursuant to Section 2.f.(ii) below.  Any such agreements, documents or instruments shall be in form and substance reasonably satisfactory to Optionee and Optionor.  For avoidance of doubt, the Craig Claims shall include any and all amendments, relocations, modifications and replacements thereof made by Optionor while this Agreement is in effect, and the Option shall apply to any and all such amendments, relocations, modifications and replacements.

During the Option Period (as defined in Section 2.b below), Optionee shall have the right (but not the obligation) to explore the Craig Claims using a variety of exploration methods to better determine the nature and extent of any economic mineralization within the Craig Claims including, but not limited to: geodetic surveys; surface sediment sampling; geophysical surveys, drilling operations, core and/or drill cuttings, sample collection, groundwater well construction, brine sampling; and hydrogeologic testing.  Optionee shall be responsible for permitting all exploration activities with appropriate regulatory authorities.  Optionee shall be responsible for reclamation of all ground disturbances caused by the exercise of its exploration rights set forth in this paragraph, and shall conduct such reclamation in accordance with generally accepted industry practices, applicable laws, regulating agencies and release of bonds.  If the Option is not exercised by Optionee during the Option Period, Optionee shall relinquish to Optionor all data generated by its exploration activities on the Craig Claims as well as any stored geologic samples; provided, however, that Optionee shall in no event be liable to Optionor for the accuracy, reliability or completeness of any data or samples furnished to Optionor, and Optionor shall assume all risks stemming from reliance upon such data and samples by itself and by third parties after disclosure and dissemination thereof by Optionor.  Optionee will maintain $1 million general liability insurance, with Optionor named as an additional insured, during the performance of any exploration activities on the Craig Claims.

b.

Option Period.  The Option shall be exercisable at any time during that period of time between the Effective Date and the one year anniversary of the Effective Date, which period of time shall be referred to herein as the “Option Period.”  The Option may be exercised by Optionee at any time during the Option Period by Optionee delivering to Optionor a notice of election to exercise the Option in accordance with Section 7 below, with the date of such notice hereinafter referred to hereinafter as the “Exercise Date”.  If Optionee fails or elects not to exercise the Option at or before the end of the Option Period, the Option shall automatically expire.

c.

Option Price.  The consideration paid for the Option shall consist of the following two elements (herein the “Option Price”):

(i)

a one-time cash payment by URI to Optionor of US$75,000.00, which payment shall be delivered to Optionor on the Effective Date; and

(ii)

the payment by URI, to the Nevada State Office of the Bureau of Land Management (hereinafter, the “BLM”), of the mining claim maintenance fees associated with the Craig Claims that are due on or before September 1, 2017 for the assessment year ending September 1, 2018, which fees are estimated to amount to approximately US$23,560.00, as well as all relevant recording fees that may be charged by the Auditor/Recorder’s office of Esmeralda County, Nevada for the assessment year ending September 1, 2017, all of which fees shall be paid by URI on or before August 15, 2017, and URI shall promptly provide to Optionor documentation of such payments.

d.

Exercise Price.  If Optionee elects to exercise the Option during the Option Period, the consideration to be paid to Optionor at the Closing shall consist of the following two elements (herein the “Exercise Price”):

(i)

URI shall issue to Optionor 200,000 shares of URI’s common stock (hereafter, the “Shares”), which Shares shall thereafter be registered for resale by URI within 90 days of the Closing Date; and

(ii)

Optionor shall be entitled to reserve to itself a one percent net smelter returns royalty payable from any production and sale of lithium derived from the Craig Claims in accordance with the provisions set forth in Section 2.f.(ii) below.

e.

Closing Date.  If Optionee elects to exercise the Option during the Option Period by delivering a notice of election as set forth in Section 2.b above, then the closing of the Option exercise (hereinafter the “Closing”) shall occur no later than 30 calendar days after the Exercise Date, at a time and place mutually agreeable to the parties, unless the date of the Closing is extended beyond that time by mutual agreement of the parties.  The date on which the Closing actually occurs shall be the “Closing Date”.  The parties acknowledge and agree that the Closing Date may extend beyond the Option Period provided that the Exercise Date occurs within the Option Period.

f.

Closing Procedures.  If the Option is exercised, then concurrently at the Closing:

(i)

URI shall deliver to Optionor the Shares, in book-entry form to an account or accounts designated in writing by Optionor;

(ii)

Optionor and Optionee shall execute (in duplicate) and deliver to each other a written deed, substantively in the form of Exhibit B attached hereto and incorporated herein, conveying the Craig Claims to Optionee and reserving to

Optionor a one percent net smelter returns royalty payable from any production and sale of lithium derived from the Craig Claims; and

(iii)

The parties shall execute (in triplicate) and deliver to each other a notice of this Agreement (the “Notice of Agreement”), to be recorded in Esmeralda County in order to provide record notice of Optionee’s option interest in the Craig Claims.  The Notice of Agreement shall be substantively in the form attached hereto as Exhibit C and shall be recorded at Optionee’s expense.  The execution and recording of the Notice of Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the parties.  If this Agreement terminates without any Closing, Optionee and URI shall promptly deliver to Optionor, at its request, a duly executed and notarized release of the Agreement in recordable form in order to provide record notice that Optionee no longer has any option interest in the Craig Claims.

(iv)

Optionee and URI shall deliver to Optionor a certificate in a form reasonably satisfactory to Optionor, dated as of the Closing Date and executed by a duly authorized officer of Optionee and URI, to the effect that Optionee and URI have all requisite corporate power and authority to effect the Closing on the terms described in this Agreement and to perform their obligations hereunder, that all corporate and other prerequisites of any nature whatsoever have been fulfilled, and certifying that all conditions to closing as set forth in Section 6.a below have been met.

(v)

Optionor shall deliver to Optionee a certificate in a form reasonably satisfactory to Optionee and URI, dated as of the Closing Date, to the effect that Optionor has all requisite power and authority to effect the Closing on the terms described in this Agreement and to perform its other obligations hereunder, that all prerequisites of any nature whatsoever have been fulfilled, and certifying that that all conditions to closing set forth in Section 6.b below have been met.

3.

Representations of Optionor.  Optionor represents to Optionee as of the Effective Date and as of the Closing as follows:

a.

The execution and delivery of this Agreement by Optionor, and all agreements and documents contemplated hereby to be executed by Optionor, and the consummation by Optionor of the transactions contemplated hereby and thereby, are duly authorized and no other actions on the part of Optionor are required to authorize this Agreement and the transactions contemplated hereby.  This Agreement, and all documents and instruments contemplated hereby, constitute legal, valid and binding obligations of Optionor in accordance with their respective terms.

b.

To Optionor’s knowledge none of the Craig Claims are in violation of any laws, including without limitation any environmental laws, applicable to the Craig Claims.

c.

To Optionor’s knowledge the Craig Claims are in compliance with all applicable laws, including without limitation environmental laws, governmental determinations, court or other orders, governmental requirements and other public limitations.  Optionor has not received written notice of any event that would cause it to be in default or in violation of any law, governmental determination, court or other order, governmental requirement or other public limitation.

d.

Other than as set forth in this Agreement, there are no contracts or agreements that are attributable to or relate to the Craig Claims except for the Association Agreement.  Optionor does not own, hold, and has not otherwise obtained any permits applicable to the Craig Claims.  All conditions and actions necessary to keep the Craig Claims in force have been duly met, performed and taken other than, as of the Closing, due to actions of Optionee as required under Section 2.c.(ii).

e.

Other than due to actions of Optionee as of the Closing, the Craig Claims are, to the best of Optionor’s knowledge, valid and in full force and effect and have been made and maintained in compliance with all laws.  The Craig Claims have been made and maintained in good faith as association placer mining claims and all original locators of the Craig Claims were bona fide co-locators with an actual and equal proportionate interest in the Craig Claims.  Each of the Craig Claims was, to the best of Optionor’s knowledge, properly located in accordance with all applicable laws on unappropriated public domain lands open to entry for mining claims, and each of the Craig Claims represents a valid existing unpatented placer mining claim owned solely and exclusively by Optionor, subject only to the paramount ownership of the United States of America.  Optionor does not represent that any mineral discoveries have been made on the Craig Claims.

f.

Optionor has not received notice of any suit, action, contest, protest, demand, proceeding, administrative action, notice of violation of laws, including without limitation environmental laws, or litigation pending, threatened or filed with respect to Optionor or the Craig Claims, and no suit, action, contest, protest, demand, proceeding, notice or administrative action has been threatened or filed with respect to Optionor or the Craig Claims including without limitation any claims of invalidity or defects of the Craig Claims.  To Optionor’s knowledge, no cause of action exists which relates to the Craig Claims or which might result in impairment or loss of the Craig Claims or any of them.

g.

Optionor has not incurred any liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Optionee or URI shall have any responsibility whatsoever.

h.

There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or threatened against Optionor.

i.

The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of any agreement or instrument to which Optionor is a party or is bound, or any judgment, decree or order applicable to Optionor.  The transfer of the Craig Claims to Optionee at Closing will not violate any covenants or restrictions imposed on Optionor in any other agreement, and will not result in the creation or imposition of a lien on any portion of the Craig Claims.

i.

To the best of Optionor’s knowledge, Optionor has good and marketable title to the Craig Claims.  In the event that the BLM requests Optionor to amend any or all of the location certificates related to the Craig Claims during the Option Period, Optionor shall immediately notify Optionee in writing of such request, shall properly amend such location certificates in a reasonably timely manner and in any event prior to the Closing Date.  Optionee shall be responsible for all costs associated with preparing and filing such amended location certificates.

j.

There are no waivers, consents to assign, approvals or similar rights required in connection with the transactions contemplated by this Agreement.  The Craig Claims are not subject to any preferential rights, rights of first refusal or similar rights, granted by Optionor, that will be triggered by or in connection with the this Agreement.

k.

Optionor is the sole owner of the Craig Claims and all interests therein, subject only to the paramount ownership of the United States of America.  Other than this Agreement, Optionor has not made any conveyance of the Craig Claims or any part thereof or interest therein.

l.

With respect to the Craig Claims, Optionor has not entered into or received any written notice of violation or written notice of alleged violation, agreement, consent, order, decree, judgment, license or permit condition or other directive of any governmental authority which is based on any environmental law.

m.

There are no other mining claims that conflict with any of the Craig Claims, recognizing that in December 2016 a third party entity known as Sierra Lithium LLC staked some claims that overlap a small portion of the Craig Claims but that the Craig Claims are senior to those staked by Sierra Lithium LLC.

n.

The Shares (if acquired) are being acquired for Optionor’s own investment portfolio and account (and not on behalf of, and without the participation of, any other person) with the intent of holding the Shares for investment and not with a view to, or for resale in connection with, any distribution of the Shares.

o.

Optionor is knowledgeable and experienced in finance, securities and investments and has had sufficient experience analyzing and investing in securities similar to the Shares so as to be capable of evaluating the merits and risks of an investment in the Shares.  Optionor is familiar with Regulation D promulgated under the U.S. Securities Act of 1933, as amended.  Optionor is an “accredited investor” as defined in Rule 501(a) of such Regulation D, and Optionor is able to bear the economic risk of an investment in the Shares.

p.

Optionor acknowledges that the Shares are speculative investments that involve a high degree of risk and Optionor can sustain a complete loss of this investment in the Shares.  Optionor has no need for liquidity in Optionor’s investment in the Shares.

q.

Optionor acknowledges that the Shares will be an illiquid investment and will be issued without immediate registration for any subsequent sale under the U.S. Securities Act of 1933, as amended, and applicable state securities laws, and that Optionor must continue to bear the economic risk of the investment in the Shares for at least that period of time until URI can register the shares for resale as provided for in Section 2.d.(i) of this Agreement.

4.

Representations of Optionee and URI.  Optionee and URI represent to Optionor as of the Effective Date and as of the Closing as follows:

a.

Optionee is a limited liability company formed, validly existing and in good standing under the laws of the State of Nevada.  URI is a corporation formed, validly existing and in good standing under the laws of the State of Delaware.  This Agreement and all documents and instruments contemplated hereby to be executed by Optionee and URI constitute the legal, valid and binding obligation of Optionee and URI, enforceable against Optionee and URI in accordance with their respective terms.

b.

Optionee and URI have not incurred any liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Optionor shall have any responsibility whatsoever.

c.

There are no bankruptcy, reorganization or arrangement proceedings pending or, to the knowledge of Optionee or URI, threatened against Optionee or URI.

5.

Cooperation of Optionor and Optionee as to Relocated Claims.  Optionee, in its sole discretion, shall have 20 calendar days following the Exercise Date (and only that period of time) in which to relocate (in the name of Robert Craig and Barbara Anne Craig) the Craig Claims as standard-sized 20-acre non-association placer claims (the “Relocated Claims”) at Optionee’s own cost and expense.  In that regard:

a.

Optionee shall be responsible for completing and paying for all costs relating to any such re-staking.  Optionee shall also be responsible for recording any such

Relocated Claims with the Esmerelda County Recorder and for all associated fees and costs.  Optionee shall further be responsible for filing any such Relocated Claims with the BLM and for all associated fees and costs.

b.

Optionor shall, insofar as they relate to the Craig Claims or the Relocated Claims, coordinate all communications with governmental authorities and third parties with Optionee.  Optionor shall promptly report to Optionee any relevant communications addressed to Optionor.

c.

Any adverse findings or developments by either party in taking actions under this Section 5 shall be promptly disclosed in writing to the other parties.

d.

In good faith and for no additional consideration, Optionor shall cooperate with Optionee’s actions in re-staking the Relocated Claims, including the execution, notarization and delivery of a sufficient notice of abandonment of the Craig Claims in coordination with the re-staking of the Relocated Claims.

6.

Conditions to Closing, Failed Closing and Reversion, and Post-Closing Obligations.

a.

Optionor’s Conditions to Closing.  Notwithstanding Optionee’s exercise of the Option, the obligation of Optionor to complete the Closing is subject to the satisfaction at or prior to the Closing, or waiver in writing by Optionor, of the following conditions:

(i)

All representations of Optionee and URI contained in this Agreement shall be true and correct in all material respects, in each case as if such representations were made at and as of the Closing, and Optionee and URI shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by them under this Agreement at or prior to the Closing; and

(ii)

No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or governmental authority having jurisdiction over the parties or the subject matter of this Agreement which remains in effect on the Closing Date, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the transaction contemplated by this Agreement.

b.

Optionee’s Conditions to Closing.  Notwithstanding Optionee’s exercise of the Option, the obligations of Optionee and URI to complete the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Optionee and URI, of the following conditions:

(i)

Optionee, acting reasonably, shall be satisfied the Craig Claims are valid mining claims in acceptable condition representing the right to locatable placer minerals within the boundaries thereof;

(ii)

Optionee, acting reasonably, shall have been able to complete the staking, filing and recordation of the Relocated Claims in the event Optionee has chosen to do so;

(iii)

All representations of Optionor contained in this Agreement shall be true and correct in all material respects, in each case as if such representations were made at and as of the Closing, and Optionor shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing;

(iv)

No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or governmental authority having jurisdiction over the parties or the subject matter of this Agreement which remains in effect on the Closing Date, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the transaction contemplated by this Agreement; and

(v)

The Craig Claims (or possibly the Relocated Claims) are in a condition acceptable to Optionee.

c.

Failed Closing and Reversion.  If the Closing does not occur due to failure of satisfaction of the condition set forth under Section 6.b.(i) or Section 6.b.(v), including without limitation due to intervening third party claims or any faults in the Craig Claims preventing satisfactory re-staking as Relocated Claims, Optionee shall return (or cause to be returned) to Optionor by quitclaim deed such Craig Claims as it then has title to (hereafter the “Reversion”).  Optionee shall give prompt notice to Optionor in the event that it has made a final determination that the condition set forth under Section 6.b.(i) or Section 6.b.(v) cannot be satisfactorily satisfied, upon which notice the parties shall cooperate to promptly effect the Reversion.

d.

Post-Closing Obligations.  Each party shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form any instrument of conveyance, assignment, waiver, transfer, declaration of value, or other instrument reasonably necessary for transferring title in the Craig Claims to Optionee or otherwise to implement the transactions contemplated herein.

7.

Notices.  All communications among Optionor, Optionee and URI required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if mailed, three business days after mailing, certified mail, return receipt requested, or (i) if sent by overnight courier, next day delivery, one business day after sending.  All notices shall be addressed as follows:

OPTIONEE and URI	OPTIONOR
Lithium Holdings Nevada, LLC and Uranium Resources, Inc.	Robert Craig and Barbara Anne Craig
6950 S Potomac St., Suite 300 Centennial, Colorado 80112	P.O. Box 2611 Fernley, Nevada 89408
Attention: Christopher M. Jones, President & CEO	Attention: Robert Craig or Barbara Anne Craig

Any party may, by written notice so delivered to the others, change the address to which delivery shall thereafter be made.

8.  Termination.

a.

Reasons for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing but only in the following manners:

(i)

by the mutual written agreement of the parties;

(ii)

by completion of the Reversion; or

(iii)

by written notice from either Optionor or Optionee if the Closing has not occurred on or before December 31, 2018; provided, however, that no party may terminate this Agreement pursuant to this Section 8.a.(iii) if such party's breach of its representations or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to have occurred on or before the above date.

b.

Liabilities Upon Termination.  If this Agreement terminates as described in Section 8.a, then all obligations of the parties under this Agreement shall thereafter terminate and be of no further force and effect, subject to Section 9.b below.

9.

Miscellaneous.

a.

Entire Agreement.  This Agreement and all Exhibits attached hereto and incorporated herein constitute the entire agreement among the parties with respect to the matters set forth in this Agreement.  Any previous negotiations or communications among the parties, pertaining to such matters, are merged herein.

b.

Survival.  This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, heirs and assigns and may be supplemented, altered, amended, modified, or revoked only by a writing signed by all parties.  All provisions of this Agreement containing obligations that are intended to continue beyond the termination of this Agreement shall survive such termination and remain in effect until their existence is of no benefit to any party.

c.

Confidentiality of Terms.  Optionor shall keep all of the terms of this Agreement and the transactions contemplated hereunder confidential and shall not disclose such terms to any person or entity except Optionor’s legal counsel and other persons or entities having a legitimate need to know, including consultants, business associates and potential investors and/or buyers of Optionor’s mining assets, and except as otherwise required by applicable law, regulation or legal process.

d.

Choice of Law, Venue and Construction.  This Agreement and its performance shall be construed in accordance with, and governed by, the laws of the state of Nevada, without giving effect to its conflicts of laws provisions.  Forum and venue shall be exclusively in the state or federal courts in Reno, Nevada.  Any provision of this Agreement that is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the party or parties intended to be benefited by such provision or any other provisions of this Agreement.  Each party has carefully reviewed and approved this Agreement and, accordingly, it shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement.

e.

Assignment.  The rights and obligations under this Agreement may be assigned by any party without the prior written consent of the other parties.

f.

Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by all parties.

g.

Execution.  This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by original or PDF transmission of this Agreement as signed by all parties.

h.

Third-Party Beneficiaries.  Neither this Agreement nor any performances hereunder by Optionor, Optionee or URI shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

i.

Specific Performance.  All parties are obligated to act in good faith in performing as outlined in this Agreement.  This Agreement may be specifically enforced.

j.

Public Communications.  Following the Effective Date, no party shall make a press release or public communication concerning this Agreement or the transactions contemplated hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

k.

Headings.  The headings for the sections and subsections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

l.

Expenses.  Except as expressly provided herein, each party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including attorneys’ fees and legal fees.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Optionee:

LITHIUM HOLDINGS NEVADA, LLC,

a Nevada limited liability company

By

/s/ Christopher M. Jones

Name

Christopher M. Jones

Title

President and CEO

URI:

URANIUM RESOURCES, INC., a

Delaware corporation

By

/s/ Christopher M. Jones

     Christopher M. Jones, President and CEO

Optionor:

/s/ Robert Craig

ROBERT CRAIG

/s/ Barbara Anne Craig

BARBARA ANNE CRAIG